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                                                                     EXHIBIT 2.2

                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT


         This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment") is made as of June 20, 1997, between VARIAN ASSOCIATES, INC., a Delaware corporation ("Seller"), and NOVELLUS SYSTEMS, INC., a California corporation ("Buyer").

                              RECITALS

         A. Seller and Buyer are parties to an Asset Purchase Agreement, dated as of May 7, 1997 (the "Agreement").

         B. Seller has received a copy of a complaint filed on June 13, 1997 (as the same may be replaced, amended or refiled from time to time, the "Complaint"), in which Applied Materials, Inc., a Delaware corporation ("Applied"), has alleged and may in the future allege various claims (the "Claim") against Seller with respect to certain patents (as specified therein). Seller has also received a letter, dated June 6, 1997, from Applied threatening a patent infringement suit against Seller as to certain patents (as specified therein) (the "Threat"). The litigation of the Claim (including any appeals therefrom) is referred to herein as the "Litigation."

        C. In connection with the foregoing, Seller and Buyer desire to amend the Agreement pursuant to Section 13. 10 of the Agreement as set forth below.

                                    AGREEMENT

         In consideration of the foregoing recitals and the mutual promises made herein, the parties hereto hereby agree that the Agreement shall be amended as follows:

         1. Closing. For purposes of the Agreement, (a) the term "Purchase Price" shall mean One Hundred Forty-Nine Million Dollars ($149,000,000), and (b) the terms "Closing" and "Closing Date" shall each mean the close of business on June 13, 1997. Notwithstanding the foregoing clause (b), Buyer and Seller shall exchange the Buyer Closing Deliveries and the Seller Closing Deliveries at the office of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California at 8:00 a.m. on June 20, 1997.

         2. Opinion of General Counsel. Subject to the next sentence, the condition set forth in Section 5.3 of the Agreement shall be deemed satisfied notwithstanding that the opinion of Seller's General Counsel furnished to Buyer at the Closing pursuant to Sections 5.3 and 2.6.2(i) of the Agreement expresses no opinion as to the effect of the Complaint, Threat, Claim or Litigation, provided that such opinion is otherwise in the form required by the Agreement. Notwithstanding the foregoing, the agreement of the parties hereto set forth in the previous sentence shall be limited solely and specifically to the satisfaction of the condition set forth in Sections 5.3 and 2.6.2(i) of the Agreement, and nothing in the previous sentence shall (a) limit, impair or otherwise affect, in any matter whatsoever, any representation, warranty, covenant or obligation (other than solely as provided in the first sentence of this Section 2) of Seller set forth

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in the Agreement, including, without limitation, any such representation, warranty, covenant or obligation (or any breach thereof by Seller) as the same relates to the Complaint, Threat or Litigation, or (b) constitute or be deemed to constitute a waiver by Buyer of any of its rights or remedies under the Agreement, at law or in equity (including, without limitation, any claim based on fraud), with respect to the breach of any representation, warranty, covenant or obligation (other than as provided in the first sentence of this Section 2) of Seller under the Agreement, including, without limitation, any of such rights or remedies arising out of the Complaint, Threat or Litigation, all of which rights and remedies are specifically reserved by Buyer, notwithstanding the execution of this Amendment or any documents executed by Buyer and Seller in connection with or with respect to the Complaint, Threat or Litigation.

         3. Assets Purchased. Section 2.1 of the Agreement is hereby amended to add the following as Section 2.1(j):

              "(j) Infringement Claims. All claims, damages (including, without limitation, past damages), choses-in-action, rights in action, rights to collect or receive royalties, and other rights, accruing with respect to facts and circumstances first occurring prior to the Closing, held by Seller or its Subsidiaries, based on any infringement of any patents or patent applications included in the TFS Intellectual Property (collectively, the "Infringement Claims")."

         4. Asset Not Purchased. Section 2.2 of the Agreement is hereby amended to add thereto, immediately following the phrase "any claims or rights against third parties" set forth in Section 2.2(f), the following:

         ", except for the Infringement Claims,"

         5.   Modifications to Schedule 2.1(e).  Seller and Buyer agree that
Schedule 2.1(e) to the Acquisition Agreement shall be amended to (a) add the following patent to such Schedule: U.S. patents numbers 4522845 and 4761218 (and foreign counterparts thereof); and (b) delete the following patent from such
Schedule: U.S. patent number 4671204 (and foreign counterparts thereof).

         6. Obligation to Transfer Certain Patents. Following the Closing, Seller agrees to transfer to Buyer the following patents (and any corresponding foreign patents or any divisions, continuations or extensions thereof): U.S. Patent No. 5314597, titled "Sputtering Apparatus with a Magnet Array Having a Symmetry for a Specified Target Erosion Profile" and U.S. Patent No. 5252194, titled "Rotating Sputtering Apparatus for Selected Erosion" (the "Additional Post- Closing Patents"). Following the Closing, Buyer and Seller shall negotiate in good faith as to the present value, as of the Closing, of any royalties agreed by licensees of Seller as to the Additional Post-Closing Patents as of the Closing to be paid after the Closing with respect to the Additional Post-Closing Patents ("Existing Royalty Obligations"). In the event that Buyer and Seller shall agree as to such present value, Seller shall transfer and assign the Additional Post-Closing Patents to Buyer by its execution and delivery of a form of Assignment of Patents in substantially the form of Exhibit 2.6.2(c) to the Acquisition Agreement upon Seller's receipt of

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payment by wire transfer from Buyer of the agreed dollar amount of such present value. In the absence of such agreement within sixty (60) days of the Closing, Buyer shall have the right at any time thereafter to require Seller to so transfer and assign the Additional Post-Closing Patents against Buyer's written agreement, in form and substance reasonably satisfactory to Seller, to pay and remit to Seller all payments received after the date of such assignment with respect to the Existing Royalty Obligations within thirty (30) days of Buyer's receipt thereof. Upon any such transfer and assignment, the Additional Post-Closing Patents shall become TFC Intellectual Property for purposes of the Acquisition Agreement and the Cross-License Agreement and cease to be Retained Intellectual Property for purposes of the Cross-License Agreement.

         7. Dispute Resolution. Any dispute, controversy or claim between the parties relating to, or arising out of or in connection with, this Amendment (or any subsequent agreement or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, whether arising before or after the termination of this Amendment, shall be resolved exclusively as set forth in Section 13.8 of the Agreement.

         8. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed in the State of California by California residents.

         9. Interpretation. Capitalized terms contained in this Amendment and not defined in this Amendment shall have the meanings assigned to them in the Agreement,

         10. Severability. If any provision of this Amendment is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Amendment shall be deemed valid and enforceable to the fullest extent possible.

         11. Entire Agreement. This Amendment is hereby made supplemental to and a part of the Agreement and, except as expressly amended by this Amendment, the Agreement is in all respects ratified and confirmed and all terms, conditions and provisions of the Agreement shall remain in full force and effect. This Amendment contains the entire understanding and agreement between the parties hereto as to the subject matter of this Amendment and supersedes any and all prior negotiations, correspondence, understandings or agreements between the parties respecting the subject matter of this Amendment.

         12. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original but both of which when taken together shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

VARIAN ASSOCIATES, INC.,                 NOVELLUS SYSTEMS, INC.,
a Delaware corporation                   a California corporation



By: /s/  Richard A. Aurelio              By: /s/  Robert H. Smith
    --------------------------------         -----------------------------------
     Name: Richard A. Aurelio                 Name: Robert H. Smith
     Title: Executive Vice President          Title: Executive Vice President
                                                     and Chief Financial Officer

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